SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT – April 2, 2012
(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation)	1-8974 (Commission File Number)	22-2640650 (I.R.S. Employer Identification Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY	07962-2497
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On April 2, 2012, Honeywell entered into a $3.0 billion Amended and Restated Five Year Credit Agreement (the “Credit Agreement”) with the banks, financial institutions and other institutional lenders party to the Credit Agreement, Citibank, N.A., as administrative agent, Citibank International PLC, as swing line agent, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC and The Royal Bank of Scotland PLC, as documentation agents, and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and co-book managers. Commitments under the Credit Agreement can be increased pursuant to the terms of the Credit Agreement to an aggregate amount not to exceed $3.5 billion.

The Credit Agreement is maintained for general corporate purposes. The Credit Agreement amends and restates the previously reported $2.8 billion five year credit agreement dated as of March 31, 2011 (the “Prior Agreement”). No borrowings were outstanding at any time under the Prior Agreement. The Credit Agreement includes a $700 million sublimit for the potential issuance of multi currency letters of credit and a EUR200 million sublimit for swing line advances.

The Credit Agreement has substantially the same material terms and conditions as the Prior Agreement with an improvement in pricing and an extension of maturity. Amounts borrowed under the Credit Agreement are required to be repaid no later than April 2, 2017, unless such date is extended pursuant to the terms of the Credit Agreement.

The Credit Agreement does not restrict Honeywell’s ability to pay dividends, nor does it contain financial covenants. The failure to comply with customary conditions or the occurrence of customary events of default contained in the Credit Agreement would prevent any further borrowings and would generally require the repayment of any outstanding borrowings under the Credit Agreement. Such events of default include, among other things, (a) non-payment of Credit Agreement debt, interest or fees; (b) non-compliance with the terms of the Credit Agreement covenants; (c) cross-default with other debt in certain circumstances; (d) bankruptcy or insolvency; and (e) defaults on certain obligations under the Employee Retirement Income Security Act. Additionally, each of the lenders has the right to terminate its commitment to lend additional funds or issue additional letters of credit under the Credit Agreement if any person or group acquires beneficial ownership of 30 percent or more of Honeywell’s voting stock, or, during any 12-month period, individuals who were directors of Honeywell at the beginning of the period cease to constitute a majority of the Board of Directors.

Revolving credit borrowings under the Credit Agreement would bear interest, at Honeywell’s option, (A) (1) at a rate equal to the highest of (a) the floating base rate publicly announced by Citibank, N.A., (b) 0.5% above the Federal funds rate or (c) Libor plus 1.00% , plus (2) a margin based on Honeywell’s credit default swap mid-rate spread and subject to a floor and a cap as set forth in the Credit Agreement (the “Applicable Margin”) minus 1.00%, provided such margin shall not be less than zero; or (B) at a rate equal to Libor plus the Applicable Margin; or (C) by a competitive bidding procedure.

Honeywell has agreed to pay a commitment fee for the aggregate unused commitment for the Credit Agreement, which is subject to change, based upon a grid determined by Honeywell’s long-term debt ratings. The Credit Agreement is not subject to termination based upon a decrease in Honeywell’s debt ratings or a Material Adverse Change (as defined in the Credit Agreement).

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

          The following exhibit is filed as part of this report:

Exhibit #	Description

10.1

Amended and Restated Five Year Credit Agreement dated as of April 2, 2012 by and among Honeywell International Inc., the banks, financial institutions and other institutional lenders parties thereto, Citibank, N.A., as administrative agent, Citibank International PLC, as swing line agent, JPMorgan Chase Bank, N.A., as syndication agent, Bank of America, N.A., Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC and The Royal Bank of Scotland PLC, as documentation agents, and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and co-book managers.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2012	Honeywell International Inc.

	By:	/s/ Thomas F. Larkins

Thomas F. Larkins Vice President, Corporate Secretary and Deputy General Counsel